Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-52694, 333-60506, 333-60516, 333-82328, 333-105756, 333-105759, 333-140662, 333-145990, 333-160523, 333-160524, and 333-182048), and Form S-3 (No. 333-219926) of Stifel Financial Corp. of our reports dated February 23, 2018 (except for the effects of the adoption of ASU No. 2016-18 as discussed in Note 2, as to which the date is June 19, 2018), with respect to the consolidated financial statements of Stifel Financial Corp. and our report dated February 23, 2018, with respect to the effectiveness of internal control over financial reporting of Stifel Financial Corp., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

St. Louis, Missouri

June 19, 2018